FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS Q3 2021 RESULTS

COLUMBUS, Ohio – November 5, 2021 - Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”) today announced results for the third quarter ended September 30, 2021.

The Company had a net loss of $3.3 million, or ($0.41) per share, for the third quarter of 2021 on net sales of $81.0 million compared to net income of $3.3 million, or $0.39 per share, on net sales of $59.9 million for the same period in 2020. The 2021 results were negatively impacted by net of tax restructuring costs for the Company’s Batavia facility of $1.8 million, or $0.22 per share. The 2021 results were also negatively impacted by unrecouped raw material inflation costs.

“Operationally, we performed well even with a challenged supply chain during the third quarter,” said David Duvall, President and Chief Executive Officer. “We incurred raw material inflation in the third quarter 2021 of approximately $10 million. We successfully recouped over $6.5 million of the raw material costs from customer price changes but due to contractual constraints we were not able to recover all raw material increases. We will continue to pursue recovery of raw material inflation costs, including from customers with contractual constraints and customers whose contractual commitments expire,” continued Duvall.

“We had success with our long-term strategy to diversify our business by winning new programs in multiple industries. In the third quarter, we signed over $40 million of new business which will be launched over the next twelve months,” said Duvall.

As noted, the Company executed on its long-term strategy to exit unprofitable business and locations. During the third quarter of 2021, the Company substantially completed the transition of all business from its Batavia, Ohio facility which will improve future operating profits. “Closing the facility will simplify the footprint, transition profitable business to other locations, exit products that do not fit into our long-term strategy, and eliminate ongoing operating losses from the facility. I want to thank the entire Batavia plant team for their professionalism and teamwork throughout this entire year and their years of service to Core Molding. The plant consolidation would not have occurred so seamlessly without their dedication,” said Duvall.

The Company had an operating loss as a percent of net sales of 3.0% for the third quarter of 2021 compared to operating income of 7.2% for the same period in 2020. Excluding the impact of the Batavia restructuring costs of $2.3 million and unrecouped raw material costs of $3.4 million, the Company’s operating income as a percent of net sales in the third quarter of 2021 would have been 4.1%.

Third quarter 2021 Compared to Third quarter 2020:
•Net sales were $81.0 million compared to $59.9 million.
•Product sales were $67.6 million compared to $54.2 million.
•Gross margin was 7.9% compared to 18.1%.
•Selling, general and administrative expenses were $8.8 million compared to $6.5 million.
•Operating loss was $2.4 million compared to operating income of $4.3 million.

•Net loss was $3.3 million, or ($0.41) per share, compared to net income of $3.3 million, or $0.39 per share.

First nine months of 2021 Compared to First nine months of 2020:
•Net sales were $234.3 million compared to $161.7 million.
•Product sales were $215.9 million compared to $152.0 million.
•Gross margin was 14.0% compared to 15.2%.
•Selling, general and administrative expenses were $23.7 million compared to $17.1 million.
•Operating income was $9.1 million compared to operating income of $7.4 million.
•Net income was $4.2 million, or $0.50 per share, compared to net income of $9.0 million, or $1.08 per share.

Gross margin was 7.9% of net sales for the three months ended September 30, 2021, compared with 18.1% for the three months ended September 30, 2020. The gross margin percentage decrease was due to net changes in selling price and raw material cost of 7.0% and unfavorable product mix and production inefficiencies of 4.9%, offset by higher fixed cost leverage of 0.8%. For the nine months ended September 30, 2021, gross margin decreased from 15.2% to 14.0% compared to the same period in 2020. The decrease in gross margin for the nine months ended September 30, 2021 is primarily driven by the impact of raw material inflation.
“Gross margin for the third quarter 2021 was impacted by higher raw material costs, a change in product mix resulting from higher sales of lower margin products and products without raw material adjustment capabilities, and operational inefficiencies from customers’ changing demand schedules,” said, John Zimmer, Executive Vice President and Chief Financial Officer. “The Company was successful in recouping $6.5 million of raw material increases, however, the dollar for dollar recoupment of the cost and the unrecouped raw material costs had a negative impact on the Company’s gross margin percent,” concluded, Zimmer.
“Operationally, the Company performed well in the third quarter of 2021,” said Eric Palomaki, Executive Vice President of Operations and Research and Development. “The Company successfully managed through ongoing tight supply chains of resins and glass to meet our customer demands and ensured that Core was not the cause of any of our customers’ shutdowns. We also had to be creative in hiring, training and retaining qualified labor in the current challenging labor market. Even with all of the macro challenges, our operating systems and processes have allowed us to respond quickly and take immediate corrective action to resolve potential disruptions” concluded Palomaki.

Third quarter 2021 selling, general and administrative expenses increased $2.3 million compared to the same period in 2020. Included in third quarter 2021 selling, general and administrative expenses is $1.8 million of costs related to the closure of the Company’s Batavia, Ohio facility. The remainder of the increase in the third quarter of 2021 was primarily driven by higher labor costs of $0.3 million and higher travel costs of $0.1 million as the Company continues to invest in people and returns to higher levels of travel than in the prior year, which was heavily impacted by COVID.

Financial Position at September 30, 2021:
•Cash and cash equivalents of $0.6 million
•Unused line of credit availability of $22.0 million
•Total assets of $179.5 million.
•Term loan and revolving debt of $28.3 million.
•Stockholders’ equity of $99.3 million.

The Company’s debt to equity ratio as of September 30, 2021 was 28.5%. “The Company increased total debt outstanding during the third quarter by $1.5 million compared to June 30, 2021 primarily to finance increased working capital and invest in capital expenditures. The Company’s financial position continues to remain strong with a leverage ratio as of September 30, 2021 of 1.13 times trailing twelve months EBITDA,” said Zimmer. “As a result of restructuring our debt in 2020, the Company was able to reduce its interest expense by $0.4 million in the third quarter and $1.6 million for the first nine months of 2021 compared to the same periods in 2020,” concluded Zimmer.

The Company used $3.4 million of cash flows for operations in the third quarter of 2021 primarily as a result of an increase in working capital. For the nine months ended September 30, 2021, the Company generated $5.0 million of cash flows from operations. The Company invested $8.3 million in capital expenditures through the first nine months of 2021 and anticipates a full year 2021 capital expenditure spend of $13 to $15 million. The Company estimates that over 50% of the 2021 capital spend will be for new capacity and automation, which will provide future operational benefits.

Outlook
Looking forward, based on industry analysts’ projections and customer forecasts, the Company expects sales for the fourth quarter of 2021 to increase compared to the fourth quarter of 2020 primarily due to raw material inflation recoupment. Excluding the raw material inflation recoupment, the Company expects sales for the fourth quarter of 2021 to be flat compared to the fourth quarter of 2020. The Company anticipates that supply chain disruptions that our customers have experienced will persist in the fourth quarter and will continue to cause sporadic changes to demand.

The Company has experienced raw material inflation due to ongoing raw material shortages and supply chain disruptions. The Company anticipates increased raw material costs to continue through the remainder of 2021. The Company will continue to pursue recoupment of higher raw material.

Labor markets in all Company locations have tightened over the past several months and the Company anticipates the markets will remain tight. The Company had to raise wages and create other solutions in order to hire and retain workers. The Company will pursue customer price increases to recoup wage increases where contractually possible and where such increases will not significantly reduce demand.

“We remain focused on executing our long-term strategic goals and have positioned our business well to win additional new programs. Consistent with our long-term strategic goals, in the third quarter of 2021, we won a technical solution sale in the industrial industry, where we redesigned and converted a product to composites, resulting in a lighter weight, lower cost and more durable product for our customer,” said Duvall. “We continue to focus on new industries, including utilities and water management, by taking advantage of current societal changes of people working from home which increases suburban infrastructure needs. We also continue to evaluate our business to identify low profit products and evaluate possible improvements or the need to exit programs. We believe continued execution on our long-term strategic goals will position the Company for profitable growth in the future,” concluded Duvall.

About Core Molding Technologies, Inc.

Core Molding Technologies and its subsidiaries operate in one operating segment as a molder of thermoplastic and thermoset structural products. The Company's operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound ("SMC"), resin transfer molding ("RTM"), liquid molding of dicyclopentadiene ("DCPD"), spray-up and hand-lay-up, direct long-fiber thermoplastics ("D-LFT") and structural foam and structural web injection molding ("SIM"). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ manufacturing operations have a significant fixed cost component. Accordingly, during periods of changing demand, the profitability of Core Molding Technologies’ operations may change proportionately more than revenues from operations.

This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, marine and commercial product industries (including changes in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; the adverse impact of coronavirus (COVID-19) global pandemic on our business, results of operations, financial position, liquidity or cash flow, as well as impact on customers and supply chains; safety and security conditions in Mexico and Canada; fluctuations in foreign currency exchange rates; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; ability to accurately quote and execute manufacturing processes for new business; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; labor availability; a work stoppage or labor disruption at one of our union locations or one of our customer or supplier locations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of sufficient capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2020.

Company Contact: John Zimmer Executive Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com

(See Accompanying Tables)

CORE MOLDING TECHNOLOGIES, INC.
Consolidated Statements of Operations (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales:
Products	$67,643	$54,240	$215,894	$152,019
Tooling	13,382	5,633	18,421	9,686
Total net sales	81,025	59,873	234,315	161,705

Total cost of sales	74,610	49,035	201,446	137,192

Gross margin	6,415	10,838	32,869	24,513

Selling, general and administrative expense	8,808	6,517	23,744	17,136

Operating income (loss)	(2,393)	4,321	9,125	7,377

Other income and expense
Interest expense	563	966	1,725	3,338
Net periodic post-retirement benefit cost	(40)	(20)	(120)	(60)
Total other expense	523	946	1,605	3,278

Income (loss) before taxes	(2,916)	3,375	7,520	4,099

Income tax expense (benefit)	396	32	3,290	(4,933)

Net income (loss)	$(3,312)	$3,343	$4,230	$9,032

Net income (loss) per common share:
Basic	$(0.41)	$0.39	$0.50	$1.08
Diluted	$(0.41)	$0.39	$0.50	$1.08
Weighted average shares outstanding:
Basic	8,053	7,969	8,015	7,922
Diluted	8,053	7,969	8,047	7,922

Consolidated Balance Sheets
(in thousands)

	As of 09/30/2021 (Unaudited)	As of 12/31/2020
Assets:
Current assets:
Cash	$615	$4,131
Accounts receivable, net	39,427	27,584
Inventories, net	22,410	18,360
Income tax receivable	2,601	2,026
Foreign tax receivable	4,317	1,916
Prepaid expenses and other current assets	1,613	2,461
Total current assets	70,983	56,478
Right of use assets	3,631	2,754
Property, plant and equipment, net	74,377	74,052
Goodwill	17,376	17,376
Intangibles, net	10,054	11,516
Other long-term assets	3,033	2,133
Total Assets	$179,454	$165,508

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$3,774	$2,535
Revolving debt	2,320	420
Accounts payable	24,149	16,994
Taxes payable	2,557	2,613
Contract liability	3,062	1,319
Compensation and related benefits	7,269	8,305
Accrued other liabilities	4,292	3,809
Total current liabilities	47,423	35,995
Other non-current liabilities	2,742	2,560
Long-term debt	22,252	25,198
Post retirement benefits liability	7,745	,7823
Total Liabilities	80,162	71,576
Stockholders' Equity:
Common stock	81	80
Paid-in capital	37,543	36,127
Accumulated other comprehensive income, net of income taxes	1,184	1,375
Treasury stock	(28,617)	(28,521)
Retained earnings	89,101	84,871
Total Stockholders' Equity	99,292	93,932
Total Liabilities and Stockholders' Equity	$179,454	$165,508

Consolidated Statement of Cash Flows
(in thousands)

	Nine months ended
	September 30,
	2021	2020
Cash flows from operating activities:
Net income	$4,230	$9,032

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,273	8,425
Loss on disposal of property, plant and equipment	625	—
Deferred income tax	(595)	517
Share-based compensation	1,416	1,059
Losses (gains) on foreign currency	214	203
Change in operating assets and liabilities:
Accounts receivable	(11,843)	6,118
Inventories	(4,050)	6,449
Prepaid and other assets	(1,829)	(747)
Accounts payable	6,841	(2,053)
Accrued and other liabilities	1,085	2,238
Post retirement benefits liability	(319)	(189)
Net cash provided by operating activities	5,048	31,052

Cash flows from investing activities:
Purchase of property, plant and equipment	(8,301)	(2,716)
Net cash used in investing activities	(8,301)	(2,716)

Cash flows from financing activities:
Gross repayments on revolving line of credit	(9,707)	(59,356)
Gross borrowings on revolving line of credit	11,607	47,349
Payment of deferred loan costs	(2)	(140)
Payments related to the purchase of treasury stock	(96)	(20)
Proceeds from term loan	—	175
Payment of principal on term loans	(2,065)	(3,391)
Net cash used in financing activities	(263)	(15,383

Net change in cash and cash equivalents	(3,516)	12,953

Cash and cash equivalents at beginning of period	4,131	1,856

Cash and cash equivalents at end of period	$615	$14,809

Cash paid for:
Interest	$1,376	$3,523
Income taxes	$4,313	$467
Non cash investing activities:
Fixed asset purchases in accounts payable	$123	$146

	Three Months Ended
	September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(3,312)	$3,343

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,112	2,837
Loss on disposal of property, plant and equipment	625	—
Deferred income tax	(595)	—
Share-based compensation	612	355
Losses (gains) on foreign currency	26	248
Change in operating assets and liabilities:
Accounts receivable	5,227	(4,724)
Inventories	(371)	992
Prepaid and other assets	(1,939)	2,920
Accounts payable	(2,278)	5,857
Accrued and other liabilities	(4,472)	800
Post retirement benefits liability	(83)	(59)
Net cash provided by operating activities	(3,448)	12,569

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,914)	(1,072)
Net cash used in investing activities	(2,914)	(1,072)

Cash flows from financing activities:
Gross repayments on revolving line of credit	(200)	—
Gross borrowings on revolving line of credit	2,320	—
Proceeds from term loan	—	—
Payment of principal on term loans	(690)	(1,132)
Payment of deferred loan costs	—	(140)
Payment related to the purchase of treasury stock	(49)	(20)
Net cash used in financing activities	1,381	(1,292)

Net change in cash and cash equivalents	(4,981)	10,205

Cash and cash equivalents at beginning of period	5,596	4,604

Cash and cash equivalents at end of period	$615	$14,809

Cash paid for:
Interest	$441	$1,146
Income taxes	$810	$165
Non cash investing activities:
Fixed asset purchases in accounts payable	$123	$146